Exhibit 10.35
EXECUTIVE DEPARTURE AGREEMENT AND RELEASE
This Executive Departure Agreement and Release (“Agreement”) is entered into by and between Susan Daimler, her marital community, heirs, successors, and assigns (hereinafter “Executive”) and Zillow Group, Inc., its subsidiaries, successors and assigns (collectively hereinafter, the “Company”). Executive and the Company are sometimes collectively referred to as the “Parties.”

WHEREAS, Executive is employed by Zillow, Inc., a wholly-owned subsidiary of Zillow Group, Inc., and
WHEREAS, as of the time Executive executes this Agreement, Executive’s employment has not been subject to an Involuntary Termination as defined in the Zillow Group, Inc. Executive Severance Plan, as amended and restated (the “Executive Severance Plan”), and

WHEREAS, following the full execution and effectiveness of this Agreement and pursuant to the terms in this Agreement, upon Executive’s termination of employment Executive will be subject to an Involuntary Termination, and will therefore be entitled to benefits under the Executive Severance Plan, except for any termination for Cause (as provided in Section 2(d) below), or due to Executive’s death or Total Disability (as provided in Section 2(f) below), and

WHEREAS, Executive and Company wish to enter into this Agreement to provide for the transition of Executive’s duties and knowledge, the subsequent termination of Executive’s employment, and the amicable resolution of all issues related to or arising out of Executive’s past, present and future employment, now, therefore,

THE PARTIES AGREE AS FOLLOWS:

This Agreement is being presented to Executive on November 25, 2024. In order to become fully effective and for Executive to receive all of the benefits described in this Agreement, among other conditions as set forth in this Agreement, the Agreement must be executed by Executive, by signing the Acceptance at the end of this Agreement (the “Acceptance”), no later than December 16, 2024, and not revoked (in which case this Agreement, subject to its other terms, shall become effective on the eighth (8th) day after Executive signs the Acceptance and returns the signed Agreement to the Company, so long as it has not been revoked by Executive before that date).

Subject to this Agreement becoming effective, Executive’s compliance with the terms and conditions set forth in this Agreement, Executive’s transition of her job duties and responsibilities as required under this Agreement, and Executive’s execution and non-revocation of a renewed release of claims as set forth on Exhibit C, Executive will receive the following severance benefits and payments as further described in Section 3 below (Severance Benefits):

(a)Twelve (12) months of equity award vesting acceleration;
(b)Eighteen (18) months to exercise vested stock options post-termination (rather than the standard three (3) months) (but not to exceed the original expiration term of any option), without prejudice to the longer post-termination exercise period(s) specified in the pre-existing terms of certain of Executive’s stock option agreements as set forth on Exhibit D;
(c)Payment of the cost of six (6) months of continued medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and
(d)Twelve (12) months of cash severance benefits at the rate of 50% of Executive’s base salary as of November 14, 2024.

The Agreement will only become effective, and these benefits and payments will only be provided to Executive, subject to the terms and conditions set forth herein.
1.Executive’s Representations and Warranties. Executive specifically represents, warrants, and agrees as follows:
(a)Executive has authority to enter into this Agreement (including, if Executive is married, on behalf of Executive’s marital community).
(b)Executive has not transferred, in whole or in part, any rights related to Executive’s employment with the Company.
(c)Executive has fully complied with the terms of the Proprietary Rights Agreement dated March 5, 2021 (“Proprietary Rights Agreement”) (attached hereto as Exhibit A, and incorporated herein by reference), which Executive acknowledges having previously signed in exchange for valid consideration. Executive acknowledges and agrees that the terms and conditions of said Proprietary Rights Agreement are in full force and effect and survive the employment relationship, subject to Section 9 below (Rights Not Waived). Executive also hereby reaffirms and again agrees to comply with the Proprietary Rights Agreement, and acknowledges that she is voluntarily and affirmatively choosing to do so in order to obtain the rights and benefits in this Agreement.
2.Period of Employment. If Executive signs this Agreement and allows it to become effective, Executive’s employment with the Company will continue until December 31, 2025, or such earlier date as Executive’s employment may be terminated pursuant to this Section 2 (Executive’s last day of employment, whenever it occurs, shall be the “Separation Date”).
(a)Executive agrees that she was removed from her position as the President of Zillow and any and all other officer or director positions that she holds with the Company or with any Company subsidiary, effective as of November 14, 2024 (the “Transition Date”).
(b)Transition Period. Between November 14, 2024 and the Separation Date (the “Transition Period”), Executive will remain an employee of the Company, and will be expected to transition her duties and responsibilities to Company personnel and perform other duties and tasks as requested by the Company. During the Transition Period, Executive must continue to comply with all of the Company’s policies and procedures and with all of Executive’s statutory and contractual obligations to the Company (including, without limitation, under this Agreement and the Proprietary Rights Agreement). During the Transition Period, Executive agrees to exercise the highest degree of professionalism and utilize her expertise and creative talents in performing her job duties.
(c)Compensation During Transition Period. Subject to Executive’s compliance with all the terms and conditions of this Agreement, then during the Transition Period (i) from the Transition Date through the earlier of June 30, 2025, or the Separation Date, Executive will continue to be paid at 100% of her salary of November 14, 2024 (hereinafter, the “Current Base Salary”), and (ii) from July 1, 2025 through the Separation Date (if the Separation Date falls after July 1, 2025), Executive will be paid at 50% of her Current Base Salary. Executive will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. In addition, during Executive’s period of continued employment, Executive’s Company stock options or other equity awards will continue to vest under the existing terms and conditions set forth in the governing plan documents and equity agreements. Executive will not be able to participate in any bonus, commissions, or incentive program, and will only be eligible to receive the cash compensation expressly set forth herein.
(d)Compliance with Agreement. Executive acknowledges and agrees that the Company may terminate her employment at any time during the Transition Period for Cause (as defined in the Executive Severance Plan), or if she fails to comply with the terms of this Agreement. Executive further acknowledges and agrees that in such event, she will immediately cease to be entitled to any rights to continued compensation or continued vesting of equity compensation as provided for under this Agreement and will no longer be eligible for the severance benefits, as set forth below.
(e)Effect of Other Employment. Executive agrees that, during the Transition Period, and during the noncompete period as specified in Section 4 of the

Proprietary Rights Agreement, within ten (10) days prior to accepting an offer of employment or other business relationships with any individual or entity other than the Company, she will provide the Company’s General Counsel with written notice of her proposed acceptance of the position, to provide the Company the opportunity to consider any potential conflicts between the offer and Executive’s obligations to the Company. Neither Executive’s provision of such a notice, nor the Company’s response(s) thereto, shall modify or waive any of Executive’s obligations to Company unless a specific written waiver is provided to Executive by the Company’s General Counsel. Executive further acknowledges and agrees that upon any such employment at another company during the Transition Period, she will immediately cease to be entitled to any further employment compensation, benefits, or other rights inuring to her under this Agreement (other than severance benefits under the terms and conditions set forth herein), including but not limited to any rights to continued vesting of equity compensation as provided for under this Agreement, and her employment with the Company will immediately terminate. Further, the Company agrees that Executive’s continued employment by or membership in Willamus Wallamus, LLC, (“WWLLC”) will not result in, constitute or cause a cessation of employment by the Company under this paragraph, so long as WWLLC does not and is not used as a vehicle to compete with the Company or otherwise to evade Executive’s obligations under this Agreement and the Proprietary Rights Agreement. Executive further agrees that her continued employment by WWLLC after the Separation Date is subject to the post-employment restrictions of the Proprietary Rights Agreement, and that WWLLC shall not be operated so as to evade those restrictions.
(f)Effect of Executive’s Death or Total Disability. This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. “Total Disability” shall mean Executive’s inability, with reasonable accommodation, to perform Executive’s duties under this Agreement for a period or periods aggregating ninety (90) days in any period of one hundred eighty (180) consecutive days as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control. Termination under this paragraph shall be deemed to be effective (i) at the end of the calendar month in which Executive’s death occurs or (ii) immediately upon a determination by the Board of Directors (or the Compensation Committee thereof) of Executive’s Total Disability. In the case of termination of employment under this paragraph, Executive or her legal representatives shall be entitled to any accrued and unpaid benefits which may be owing in accordance with the Company’s policies, and to COBRA benefits to the extent permitted by law, but Executive will not be entitled to any other pay, compensation or benefits, nor to the severance benefits set forth in Section 3 below.
3.Severance Benefits. If: (i) Executive timely signs and returns this Agreement and allows it to become effective by not revoking it; (ii) Executive complies with her obligations hereunder during and after the Transition Period; (iii) Executive’s employment with the Company is not terminated by the Company for Cause or due to Executive’s death or Total Disability prior to December 31, 2025; and (iv) on or within twenty-one (21) days after the Separation Date, Executive executes and returns to the Company the renewed release in Exhibit C (the “Renewal Release” or “Exhibit C”) and allows the Renewal Release to become effective by not revoking it, then the Company agrees to provide the following severance benefits to Executive, subject to the terms and conditions described below:
(a)Equity Award Vesting Acceleration Benefit. Notwithstanding anything to the contrary in any equity award agreement, within seven days of the Renewal Release Effective Date (as defined in the Renewal Release), each outstanding equity grant (e.g., outstanding stock options, restricted stock units, and any other Company equity compensation awards) held by Executive as of the Separation Date (each, an “Award” and collectively, the “Equity Awards”) shall automatically become vested and, if applicable, exercisable, as to the portion of such Awards that were scheduled to vest solely based on continued service during the twelve (12) month period following the Separation Date (the “Vesting Acceleration”). As of the Separation Date, Executive understands and agrees that vesting of all Equity Awards shall cease (taking into account the Vesting Acceleration), and the unvested portions of the Equity Awards shall automatically terminate and, if applicable, not become exercisable. Exhibits B and D list each Award held by Executive as of the date this Agreement is being presented to Executive, and the extent to which such Award shall be vested as of the Separation Date (assuming for purposes of this Exhibit B that the Separation Date is December 31, 2025), taking into account the Vesting Acceleration, and the extent to which such Award shall terminate as of the Separation Date.
(b)Extended Option Post-Termination Exercise Period. Notwithstanding anything to the contrary in any equity award agreement, each outstanding stock option held by Executive that is or becomes vested as of the Separation Date (each, a “Vested Option” and collectively, the “Vested Options”) shall remain exercisable until the earlier of (i) eighteen (18) months from the Separation Date or (ii) the latest day upon which the Vested Option would have expired by its original terms under any circumstances. For the avoidance of doubt, this Section 3(b) is without prejudice to the longer post-termination exercise period(s) specified in the pre-existing terms of certain of Executive’s stock option agreements as set forth on Exhibit D. Except as otherwise set forth in this Agreement, each Vested Option shall be subject to the terms and conditions of the individual equity award agreement evidencing the grant and the Zillow Group, Inc. incentive plan under which it was granted.

(c)Continued Medical Benefits. The Company will provide Executive with a payment of one thousand, one hundred eighty dollars and fourteen cents ($1180.14) after deduction of applicable taxes and withholdings, estimated as the cost of COBRA coverage for Executive to cover self and dependents, from the Separation Date and for six (6) months thereafter, payable on the first regular payroll date of each such month. Executive understands and agrees that she is not entitled to any additional payment in the event COBRA premiums increase in any future year(s). The first payment will occur on the first semi-monthly payroll date that is at least seven days after the Renewal Release Effective Date.
(d)Cash Severance Benefits. In further consideration for Executive’s compliance with the post-employment non-compete and other restrictions contained in Section 4 of the Proprietary Rights Agreement, the Company will provide a total of twelve (12) months of severance payments to Executive at 50% of Executive’s Current Base Salary, on regular semi-monthly Company payroll dates, in the amount of fourteen thousand, fifty-three dollars and forty-four cents ($14,053.44) per semi-monthly pay period, subject to applicable taxes and withholdings. The first payment will occur on the first semi-monthly payroll date that is at least seven days after the Renewal Release Effective Date.
Executive and Company agree that this Agreement shall control the benefits to which Executive will be entitled upon an Involuntary Termination, under the Executive Severance Plan or otherwise, and that in the event of any conflict between this Agreement and the Executive Severance Plan, this Agreement shall control. Executive specifically acknowledges and agrees that the payments and benefits described in this Agreement are in exchange for the consideration identified herein. Any violation of the Proprietary Rights Agreement (subject to Section 9 below, Rights Not Waived) by Executive during the period in which Executive is receiving Cash Severance Benefits pursuant to Section 3(d) shall afford the Company the right to terminate some or all of the Severance Benefits set forth in Section 3(a)-(d) at its sole discretion. All payments made by the Company to Executive under this Agreement will be subject to withholding of applicable income and employment taxes and will be reported to the Internal Revenue Service on Form W-2. Except as set forth in Section 9 below (Rights Not Waived), Executive will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement. Executive specifically acknowledges and agrees that the Releasees (defined in Section 7 below) have made no representations to Executive regarding the tax consequences of any payments or benefits received by Executive or for Executive’s benefit pursuant to this Agreement.
4.Final Pay. On the next regular payday after the Separation Date, the Company will pay Executive for the most recent pay period through the Separation Date. Executive acknowledges that this payment, together with the payments Executive has already received, represents full payment of all compensation and benefits of any kind (including wages, salary, sick leave, commissions, bonuses, incentive compensation and equity participation) that Executive earned as a result of Executive’s employment by the Company, including pay for all hours worked. Company owes Executive, and shall owe Executive, no further compensation or benefits of any kind, except as described above. In addition, any and all agreements to pay Executive compensation or benefits of any kind are terminated.
5.Equity Awards. Executive agrees that Executive is only eligible to retain Equity Awards which have vested on or before the Separation Date, and that no additional or accelerated rights or vesting are being conferred as a result of the termination of Executive’s employment or her execution of this Agreement, except as expressly set forth in Section 3 above (Severance Benefits). Except as set forth in Section 3 above, any remaining unvested portions of such grants shall cease to vest and shall automatically terminate as of the Separation Date. Executive understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current, or future value of any equity right granted to Executive during Executive’s employment and further understands and agrees that claims concerning any Equity Grant are addressed by Section 7 below (Release of Claims), and are released and waived according to those terms.
6.Expense Reimbursement. Executive shall provide the Company with final expense reports within thirty (30) days following the Separation Date with respect to any eligible business expenses incurred prior to the Separation Date. The Company shall reimburse Executive for such expenses in accordance with, and to the extent such expenses are reimbursable pursuant to, the Company’s expense reimbursement policies in effect at the time such expenses were incurred by Executive. Executive agrees that she has not incurred, and will not incur, any travel or entertainment expenses after November 14, 2024 without receiving written pre-approval from Company.
7.Release of Claims. Subject to Section 9 below (Rights Not Waived), Executive hereby irrevocably releases the Releasees from any and all claims, rights, penalties, damages, debts, accounts, duties, costs, liens, obligations, liabilities, charges, complaints, causes of action or demands of whatever kind or nature that Executive now has or has ever had against the Releasees, whether known or unknown, that arose on or before the time Executive signed this Agreement, including without limitation any claims related to or arising out of Executive’s employment, the decision to terminate that employment, and Executive’s separation from employment. The “Releasees” are the Company and each of its subsidiaries, parent companies, affiliates, joint venturers, insurers, insurance policies, and benefit plans; each of the current and former officers, directors, representatives, owners, members, partners, managers, shareholders, employees, agents, servants, administrators, fiduciaries and attorneys of the entities and plans described in this sentence; and the predecessors, successors, transferees, and assigns of each of the persons and entities described in this sentence.
(a)Subject to Section 9 below (Rights Not Waived), this release covers all statutory, common law, constitutional, and other claims, and includes but is not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; any and all contract claims of any nature (except breach of this Agreement), including but not limited to implied or express employment contracts and breach of the covenant of good faith and fair dealing, express or implied; any and all tort claims of any nature, including but not limited to claims for negligence, libel, slander, defamation, misrepresentation, fraud, negligent or intentional infliction of emotional distress, negligent hiring, retention and training, and negligent or intentional interference with business relations; discrimination, harassment, failure to accommodate and/or retaliation under any federal, state or local statute or regulation; any claims brought under any federal, state or local statute or regulation related to military leave and/or reinstatement or related rights; and any claims that could be brought under any applicable local, state, or federal employment discrimination or other statutes, including the Americans with Disabilities Act of 1990 as amended (ADA), the Civil Rights Act of 1964 as amended (including Title VII of that Act), Section 1981 of U.S.C. Title 42, Section 1983 of U.S.C. Title 42, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974 (ERISA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Federal Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA), the Immigration and Nationality Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Family and Medical Leave Act (FMLA), the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 U.S.C. §§ 621, et seq., the Sarbanes-Oxley Act, the False Claims Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Consumer Product Safety Improvement Act, the Occupational Safety and Health Act, the Food Safety Modernization Act, the New York Labor Law, the New York State and New York City Human Rights Laws, the New York Civil Rights Law, the New York City Administrative Code, Title 12 of the New York Code of Rules and Regulations, the Washington Law Against Discrimination (RCW 49.60), the Washington Family Care Act (RCW 49.12), the Washington Prohibited Employment Practices Law (RCW 49.44), the anti-retaliation provisions of the Washington Industrial Insurance Act (RCW 51.48) and the Washington Industrial Safety and Health Act (RCW 49.17), the Washington Whistleblower Act (RCW 42.40), the Washington Industrial Welfare Act (RCW 49.12), the Washington Agricultural Labor Law (RCW 49.30), the Washington Hours of Labor Law (RCW 49.28), the Washington Veterans Employment and Reemployment Act (RCW 73.16), the Washington Military Family Leave Act (RCW 49.77), the Washington Domestic Violence Leave Law (RCW 49.76), the Washington Little Norris-LaGuardia Act (RCW 49.32), the Washington Fair Credit Reporting Act (RCW 19.182), the Washington Electronic Privacy Act (RCW 9.73), and all similar federal, state and local laws.
(b)Subject to Section 9 below (Rights Not Waived), Executive agrees not to seek any personal recovery (of money damages, injunctive relief, or otherwise) for the claims Executive is releasing in this Agreement, either through any complaint to any governmental agency or otherwise.
(c)Executive represents that Executive has not raised with the Company any claim of discrimination, harassment or retaliation, nor of any other violation of law.

(d)Executive agrees that this Agreement gives Executive fair economic value for any and all potential claims Executive may have, and that Executive is not entitled to any other damages or relief. Executive understands that Executive is releasing potentially unknown claims, and that Executive has limited knowledge with respect to some of the claims being released. Executive acknowledges that there is a risk that, after signing the Acceptance or the Reaffirmation, Executive may learn information that might have affected Executive’s decision to enter into this Agreement and/or the Reaffirmation. Executive acknowledges, for example, that Executive may learn of injuries of which Executive is not presently aware. Executive assumes this risk and all other risks of any mistake in entering into this Agreement. Executive agrees that this release is fairly and knowingly made.
8.No Admission of Liability. The Company does not admit any liability or wrongdoing whatsoever with respect to any claims Executive is releasing herein, and the Company expressly disclaims any liability to Executive and expressly denies any and all such liability and wrongdoing.
9.Rights Not Waived. Notwithstanding the foregoing, the releases in this Agreement specifically exclude the following:
(a)Executive’s rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan; provided that Executive agrees that she is not entitled to benefits under the Executive Severance Plan in addition to the benefits already specified in this Agreement.
(b)Claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the date on which Executive signs the Acceptance.
(c)Any rights and entitlements that cannot be waived as a matter of law, such as any workers’ compensation benefits and any unemployment compensation benefits.
(d)Executive’s right to file any charges or participate in any investigations or proceedings conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the U.S. Department of Labor (DOL), or any other governmental agency, although Executive is waiving any and all right to recovery of any monetary award or individual relief as to all claims Executive is releasing in this Agreement, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
(e)Executive’s right and ability to (i) provide testimony, information or documents if legally compelled to do so, or (ii) communicate with or provide information or documents to the EEOC, SEC, NLRB, DOL or other governmental agency; however in all cases, Executive agrees to take all reasonable steps (such as redacting information or providing information under seal) to avoid any public disclosure of trade secret information or other confidential business information.
(f)Executive’s right to discuss or disclose conduct, or the existence of a settlement involving conduct, that Executive reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Executive remains subject to Executive’s obligation to keep confidential the amount paid in settlement of any claim.
(g)Executive’s right and ability to take any action to challenge the knowing and voluntary nature of this agreement under the Older Workers Benefit Protection Act (OWBPA). For example, this Agreement does not prevent Executive from filing or pursuing a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this agreement under the OWBPA. Further, nothing in this Agreement shall cause Executive to be liable for damages, attorneys’ fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this Agreement is found to be knowing and voluntary under the OWBPA, Executive’s release and waiver of claims under the ADEA, as provided in this Agreement, shall be fully effective.
10.Consideration Period. Executive has twenty-one (21) days from the date this Agreement was presented to Executive to consider this Agreement before signing it. Executive may use as much or as little of this period as Executive chooses before signing.
11.Revocation Period. Executive has the right to revoke her signature on the Agreement within seven (7) days of execution. To revoke, Executive must send a written letter or email of revocation pursuant to the notice provisions set forth in Section 16 below (Notices), which must be delivered by hand delivery or email within the required seven (7)-day period. If Executive revokes, this Agreement will not become effective or enforceable, and Executive will not receive the rights or benefits described in this Agreement.
12.Age Discrimination in Employment Act Notice. Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date on which Executive signs the Acceptance. Executive further expressly acknowledges and agrees that:

(a)By receiving the consideration identified in this Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Agreement;
(b)Executive was advised by the Company, and is hereby advised, to consult with an attorney of Executive’s choosing before signing this Agreement;
(c)Executive has carefully read and understands all of the provisions of this Agreement as written;
(d)Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
(e)Executive knowingly and voluntarily intends to be bound by this Agreement;
(f)Executive was given a copy of this Agreement and informed that Executive has twenty-one (21) days within which to consider the Agreement;
(g)Executive was informed that Executive had seven (7) days following the date of execution of the Agreement in which to revoke the Agreement, as provided in Section 11 above (Revocation Period);
(h)Executive understands that any rights or claims that may arise under the Age Discrimination in Employment Act of 1967, as amended, (29 U.S.C. §§ 621, et seq.), after the date Executive signs the Acceptance are not waived (except as otherwise provided in and pursuant to the Reaffirmation); and
(i)Executive specifically agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced in Section 10 above (Consideration Period).
13.Workers’ Compensation Claims. Executive acknowledges and agrees that Executive has already filed workers’ compensation claim(s) for any and all on-the-job injuries or illness Executive suffered while employed by the Company, and that Executive has not suffered any on-the-job injuries or illness for which Executive has not already filed a workers’ compensation claim.
14.Company Materials. On or before the Separation Date, Executive shall turn over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its directors or employees or that Executive generated in the course of her employment with the Company. No later than the Separation Date, Executive shall also provide the Company with access to all Company-related computer files and any and all passwords needed to access those files.
15.Cooperation with Legal and Licensing Matters. In exchange for the consideration described in this Agreement, Executive also agrees to fully cooperate in (i) the investigation, arbitration, or other legal action and defense of any claims, charges, allegations, or similar actions involving Releasees arising out of or related to conduct or events allegedly occurring on or before the Separation Date; (ii) the transition of any business licensing and operations matters or responsibilities, if any, Executive may currently hold or maintain on behalf of or related to the Company; and (iii) perform the duties and execute the responsibilities required by applicable regulations. Cooperation with respect to this Section 15 shall include, upon request of the Company, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; retaining relevant documents and other materials (to the extent, if any, not already delivered in full to Company and not retained by Executive); being available to the Company and its attorneys for interview or other consultation; and providing general assistance to the Company and its attorneys. Executive further agrees to immediately notify the Company if Executive is subject to a subpoena, investigation, demand, audit, or other inquiry by any state, local or federal regulator, agency, or other third party regarding, pertaining to, or related to the Company. Executive acknowledges that this is a material term of this Agreement, and that breach of this term would cause damage to the Company. Lack of compliance may be shown by failure to notify the Company as required in this Section 15, and/or failure, after notice in writing, to abide by the Company’s request. This paragraph shall not require Executive to cooperate with the Company regarding any charge or litigation in which Executive is a charging or complaining party, or any confidential investigation by a government agency in which Executive is asked by such agency to maintain information in confidence.
16.Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by (a) email, or (b) hand delivery to:
If to the Company:
General Counsel
Zillow Group, Inc.
1301 Second Avenue, Floor 36
Seattle, WA 98101
generalcounsel@zillowgroup.com

If to Executive:
Susan Daimler
Address and email on file at the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 16.

17.Final and Complete Agreement. This Agreement (together with the Proprietary Rights Agreement attached hereto) supersedes all prior understandings between the Parties and represents the entire Agreement between the Parties with respect to all matters involving Executive’s employment with or termination from the Company, and any restrictions with respect to Executive’s activities following such termination. Executive acknowledges and agrees that the severance benefits offered herein fulfill and exceed all of the Company’s obligations to provide Executive with any severance benefits in connection with Executive’s employment termination. By executing this Agreement, Executive further represents, agrees and acknowledges that nothing has occurred to date that constitutes or gives rise to Executive’s ability to resign her employment for Good Reason (as defined and set forth in the Executive Severance Plan), and the Company’s obligations to provide Executive any and all severance benefits will be as set forth in this Agreement. Any modification of this Agreement must be made in a writing that specifically refers to this Agreement and is signed by Executive and the Company. No oral representations have been made or relied upon by the Parties. The Parties have cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either of the Parties.
18.No Disparagement; No Interference. Subject to Section 9 above (Rights Not Waived), Executive will not make (or direct anyone to make) any negative or derogatory comment to any third party, including current employees, consultants, customers and prospects of the Company and the press, regarding the Company, its affiliates, employees, agents, business, products or related activities, Executive’s relationship with the Company, or the termination of that relationship, including on any internet website or through any other social media source or outlet (e.g., Facebook, Twitter, Glassdoor, blogs, etc.), or industry group or chat room, publication or website.  Executive will not, apart from good faith competition (as permitted by Executive’s Proprietary Rights Agreement), interfere with the Company’s relationships with its customers, employees, vendors, bankers or others, subject to Section 9 above (Rights Not Waived).
Similarly, the Company hereby agrees that it shall instruct its executive officers and members of the Company’s board of directors not to make, publish or communicate to any person or entity or in any public or non-public forum (including on any internet website or through any other social media source or outlet or industry group or chat room, publication or website), any negative, derogatory, defamatory or disparaging remarks, comments or statements concerning Executive. This instruction shall not limit or apply to communications within the Company (including among or with members of the Company’s board of directors) that occur in connection with the management or operation of the Company’s business. Further, this instruction shall not prevent any person from challenging illegal conduct, defending itself against any charge or complaint, or from voluntarily participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or any other federal, state or local governmental agency or non-governmental self-regulatory organization charged with the enforcement of any laws or regulations, including providing documents or other information, or providing truthful testimony or information in the course of any legal, administrative or arbitration proceeding, or in response to a court order, subpoena or discovery request.
19.Confidentiality of Offers and Agreement. Subject to the terms of Section 9 above (Rights Not Waived), Executive agrees that the discussions and negotiations leading to this Agreement are strictly confidential and cannot be disclosed other than to Executive’s legal counsel.
20.Indemnification. To the extent required in the Company’s organizational documents or as provided in any directors’ and officers’ insurance that the Company maintains for its directors and other officers, and subject to any requirements or obligations of Executive under such policies, the Company agrees to indemnify the Executive (or, as to insurance, agrees not to interfere with Executive’s rights, if any, under applicable insurance policies) for losses or damages incurred by the Executive as a result of all causes of action arising from or in any way related to the Executive’s performance of duties for the benefit of the Company (including without limitation any shareholder lawsuits which may require the Executive’s testimony or other participation), whether or not the claim is asserted prior to or after the date hereof.
21.Section 409A. The parties intend that all payments and benefits in this Agreement are exempt from Section 409A of Internal Revenue Code (the “Code”), and any ambiguities or ambiguous terms herein will be interpreted consistently with that intent. To the extent not so exempt, the parties intend that all payments and benefits will comply with Section 409A, and any ambiguities or ambiguous terms herein will be interpreted consistently with that intent. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The severance benefits described herein are intended to be exempt from Section 409A pursuant to Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service, then no severance pay or benefits payable to Executive, pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies prior to the six (6) month anniversary of the separation from service, then any payments delayed by this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. To the extent payments under this Agreement that are contingent on Executive’s execution of a release of claims constitute Deferred Payments and the Release’s review and execution period shall commence in one tax year and could end in the subsequent tax year, the payments under the Agreement shall not be paid and the first payment shall not occur until the first payroll date in the later tax year. Finally, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
22.Severability. If any provision of this Agreement or compliance by Executive or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Executive and the Company.
23.Governing Law. This Agreement is governed by the laws of the State of New York that apply to contracts executed and to be performed entirely within the State of New York.
24.Venue; Attorneys’ Fees. To the maximum extent permitted by law, the parties expressly agree to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of New York, County of New York. Subject to Section 9(g) above (Rights Not Waived), the prevailing party in any legal action will be entitled to an award of attorney’s fees and reasonable litigation costs. The Parties may assert this Agreement as a defense to any released claims the Executive might bring.
25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.

26.Headings Not Controlling. The headings in this Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.

27.Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

28.Binding Effect. This Agreement is binding upon and shall benefit the Parties and their personal representatives, heirs, successors and assigns.

29.No Reliance. Executive warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written. Executive acknowledges that Executive has had the opportunity to conduct an investigation into the facts and evidence relevant to the decision to sign this Agreement. Executive acknowledges that, in deciding to enter into this Agreement, Executive has not relied on any promise, representation, or other information not contained in this Agreement, and also has not relied on any expectation that the Company has disclosed all material facts. By entering into this Agreement, Executive is assuming all risks that Executive may be mistaken as to the true facts, that Executive may have been led to an incorrect understanding of the true facts, and/or that facts material to Executive’s decision to sign this Agreement may have been withheld. Executive will have no claim to rescind this Agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of what is stated in this Section 29, however, will affect Executive’s right to challenge the validity of this Agreement under the Older Worker Benefit Protection Act (OWBPA).

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND THAT EXECUTIVE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS THAT AROSE ON OR BEFORE THE TIME EXECUTIVE SIGNS THE BELOW ACCEPTANCE TO THE FULL EXTENT PROVIDED IN THIS AGREEMENT.

THE ACCEPTANCE:
ACCEPTED AND AGREED TO:
ZILLOW GROUP, INC.            EXECUTIVE

/s/ Dan Spaulding                /s/ Susan Daimler
BY ITS Chief People Officer        Susan Daimler
Dan Spaulding

Dated: 11/25/2024                Dated: 12/10/2024

Exhibit A
[Proprietary Rights Agreement]

Exhibit B
Each Award held by Executive as of the date of this Agreement and the extent to which such Award shall be vested or terminated as of December 31, 2025, if Executive’s employment continues to that date

Award Date	Award Type	Award Price	Award Amount	Vest Date	Awards Vesting	Equity Treatment
3/5/2021	NQ	$38.7800	221,155	2/13/2025	13,823	Standard Vesting
3/7/2022	NQ	$49.5700	270,000	2/13/2025	16,875	Standard Vesting
3/7/2023	NQ	$41.7500	142,500	2/13/2025	11,870	Standard Vesting
3/7/2024	NQ	$55.9400	51,816	2/13/2025	3,239	Standard Vesting
3/7/2023	RSU		47,500	2/13/2025	3,957	Standard Vesting
3/7/2024	RSU		51,818	2/13/2025	3,239	Standard Vesting
3/7/2022	NQ	$49.5700	270,000	5/14/2025	16,875	Standard Vesting
3/7/2023	NQ	$41.7500	142,500	5/14/2025	11,870	Standard Vesting
3/7/2024	NQ	$55.9400	51,816	5/14/2025	3,238	Standard Vesting
3/7/2023	RSU		47,500	5/14/2025	3,957	Standard Vesting
3/7/2024	RSU		51,818	5/14/2025	3,239	Standard Vesting
3/7/2022	NQ	$49.5700	270,000	8/13/2025	16,875	Standard Vesting
3/7/2023	NQ	$41.7500	142,500	8/13/2025	11,871	Standard Vesting
3/7/2024	NQ	$55.9400	51,816	8/13/2025	3,239	Standard Vesting
3/7/2023	RSU		47,500	8/13/2025	3,957	Standard Vesting
3/7/2024	RSU		51,818	8/13/2025	3,238	Standard Vesting
3/7/2022	NQ	$49.5700	270,000	11/12/2025	16,875	Standard Vesting
3/7/2023	NQ	$41.7500	142,500	11/12/2025	11,870	Standard Vesting
3/7/2024	NQ	$55.9400	51,816	11/12/2025	3,238	Standard Vesting
3/7/2023	RSU		47,500	11/12/2025	3,956	Standard Vesting
3/7/2024	RSU		51,818	11/12/2025	3,239	Standard Vesting
3/7/2022	NQ	$49.5700	270,000	2/12/2026	16,875	Accelerate
3/7/2023	NQ	$41.7500	142,500	2/12/2026	11,842	Accelerate
3/7/2024	NQ	$55.9400	51,816	2/12/2026	3,239	Accelerate
3/7/2023	RSU		47,500	2/12/2026	3,948	Accelerate
3/7/2024	RSU		51,818	2/12/2026	3,239	Accelerate
3/7/2024	NQ	$55.9400	51,816	5/14/2026	3,238	Accelerate
3/7/2024	RSU		51,818	5/14/2026	3,238	Accelerate
3/7/2024	NQ	$55.9400	51,816	8/13/2026	3,239	Accelerate
3/7/2024	RSU		51,818	8/13/2026	3,239	Accelerate
3/7/2024	NQ	$55.9400	51,816	11/12/2026	3,238	Accelerate
3/7/2024	RSU		51,818	11/12/2026	3,238	Accelerate
3/7/2024	NQ	$55.9400	51,816	2/17/2027	3,239	Forfeit
3/7/2024	RSU		51,818	2/17/2027	3,239	Forfeit
3/7/2024	NQ	$55.9400	51,816	5/19/2027	3,238	Forfeit
3/7/2024	RSU		51,818	5/19/2027	3,239	Forfeit
3/7/2024	NQ	$55.9400	51,816	8/18/2027	3,239	Forfeit
3/7/2024	RSU		51,818	8/18/2027	3,238	Forfeit
3/7/2024	NQ	$55.9400	51,816	11/17/2027	3,238	Forfeit
3/7/2024	RSU		51,818	11/17/2027	3,239	Forfeit
3/7/2024	NQ	$55.9400	51,816	2/16/2028	3,239	Forfeit
3/7/2024	RSU		51,818	2/16/2028	3,239	Forfeit

Exhibit C
Renewal Release

This is a renewed release agreement (“Renewal Release” or “Exhibit C”) between Susan Daimler (“Executive”) and Zillow Group, Inc. (the “Company”). It incorporates and supplements the terms of the prior Executive Departure Agreement and Release between Executive and the Company to which the form of this Exhibit was attached (“Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. In furtherance of and pursuant to the terms of the Agreement, the Executive further agree as follows:
1.     General Release of Claims
In consideration for the severance benefits provided to Executive by the Company, Executive, on behalf of herself, her marital community, her heirs, executors, administrators, successors and assigns, agrees to the following:
(a)    Subject to the Section below entitled “Rights Not Waived,” Executive hereby irrevocably releases the Releasees from any and all claims, rights, penalties, damages, debts, accounts, duties, costs, liens, obligations, liabilities, charges, complaints, causes of action or demands of whatever kind or nature that Executive now has or has ever had against the Releasees, whether known or unknown, that arose on or before the time Executive signed this Agreement, including without limitation any claims related to or arising out of Executive’s employment, the decision to terminate that employment, and Executive’s separation from employment. The “Releasees” are the Company and each of its subsidiaries, parent companies, affiliates, joint venturers, insurers, insurance policies, and benefit plans; each of the current and former officers, directors, representatives, owners, members, partners, managers, shareholders, employees, agents, servants, administrators, fiduciaries and attorneys of the entities and plans described in this sentence; and the predecessors, successors, transferees, and assigns of each of the persons and entities described in this sentence.
(b)    Subject to the Section below entitled “Rights Not Waived,” this release covers all statutory, common law, constitutional, and other claims, and includes but is not limited to: wrongful or tortious termination, specifically including actual or constructive termination in violation of public policy; any and all contract claims of any nature (except breach of this Agreement), including but not limited to implied or express employment contracts and breach of the covenant of good faith and fair dealing, express or implied; any and all tort claims of any nature, including but not limited to claims for negligence, libel, slander, defamation, misrepresentation, fraud, negligent or intentional infliction of emotional distress, negligent hiring, retention and training, and negligent or intentional interference with business relations; discrimination, harassment, failure to accommodate and/or retaliation under any federal, state or local statute or regulation; any claims brought under any federal, state or local statute or regulation related to military leave and/or reinstatement or related rights; and any claims that could be brought under any applicable local, state, or federal employment discrimination or other statutes, including the Americans with Disabilities Act of 1990 as amended (ADA), the Civil Rights Act of 1964 as amended (including Title VII of that Act), Section 1981 of U.S.C. Title 42, Section 1983 of U.S.C. Title 42, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974 (ERISA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Federal Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Labor Management Relations Act (LMRA), the Immigration and Nationality Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Family and Medical Leave Act (FMLA), the Age Discrimination in Employment Act of 1967 (ADEA), as amended, 29 U.S.C. §§ 621, et seq., the Sarbanes-Oxley Act, the False Claims Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Consumer Product Safety Improvement Act, the Occupational Safety and Health Act, the Food Safety Modernization Act, the New York Labor Law, the New York State and New York City Human Rights Laws, the New York Civil Rights Law, the New York City Administrative Code, Title 12 of the New York Code of Rules and Regulations, the Washington Law Against Discrimination (RCW 49.60), the Washington Family Care Act (RCW 49.12), the Washington Prohibited Employment Practices Law (RCW 49.44), the anti-retaliation provisions of the Washington Industrial Insurance Act (RCW 51.48) and the Washington Industrial Safety and Health Act (RCW 49.17), the Washington Whistleblower Act (RCW 42.40), the Washington Industrial Welfare Act (RCW 49.12), the Washington Agricultural Labor Law (RCW 49.30), the Washington Hours of Labor Law (RCW 49.28), the Washington Veterans Employment and Reemployment Act (RCW 73.16), the Washington Military Family Leave Act (RCW 49.77), the Washington Domestic Violence Leave Law (RCW 49.76), the Washington Little Norris-LaGuardia Act (RCW 49.32), the Washington Fair Credit Reporting Act (RCW 19.182), the Washington Electronic Privacy Act (RCW 9.73), and all similar federal, state, and local laws.
(c)    Subject to the Section below entitled “Rights Not Waived,” Executive agrees not to seek any personal recovery (of money damages, injunctive relief, or otherwise) for the claims Executive is releasing in this Renewal Release, either through any complaint to any governmental agency or otherwise.
(d)    Executive represents that Executive has not raised with the Company any claim of discrimination, harassment or retaliation, nor of any other violation of law.
(e)    Executive agrees that the Agreement gives Executive fair economic value for any and all potential claims Executive may have, and that Executive is not entitled to any other damages or relief. Executive understands that Executive is releasing potentially unknown claims, and that Executive has limited knowledge with respect to some of the claims being released. Executive acknowledges that there is a risk that, after signing this Renewal Release, Executive may learn information that might have affected Executive’s decision to enter into this Renewal Release. Executive acknowledges, for example, that Executive may learn of injuries of which Executive is not presently aware. Executive assumes this risk and all other risks of any mistake in entering into this Renewal Release. Executive agrees that this release is fairly and knowingly made.
(f)    The Company does not admit any liability or wrongdoing whatsoever with respect to any claims Executive is releasing herein, and the Company expressly disclaims any liability to Executive and expressly denies any and all such liability and wrongdoing.
2.     Rights Not Waived.
Notwithstanding the foregoing, this release specifically excludes the following:
(a)    Executive’s rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan; provided that Executive agrees that she is not entitled to benefits under the Executive Severance Plan in addition to the benefits specified in the Agreement.
(b)    Claims, charges, complaints, causes of action or demands of whatever kind or nature that post-date the date on which Executive signs this Renewal Release.
(c)    Any rights and entitlements that cannot be waived as a matter of law, such as any workers’ compensation benefits and any unemployment compensation benefits.
(d)    Executive’s right to file any charges or participate in any investigations or proceedings conducted by the Equal Employment Opportunity Commission (EEOC), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the U.S. Department of Labor (DOL), or any other governmental agency, although Executive is waiving any and all right to recovery of any monetary award or individual relief as to all claims Executive is releasing in this Renewal Release, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
(e)    Executive’s right and ability to (i) provide testimony, information or documents if legally compelled to do so, or (ii) communicate with or provide information or documents to the EEOC, SEC, NLRB, DOL or other governmental agency; however in all cases, Executive agrees to take all reasonable steps (such as redacting information or providing information under seal) to avoid any public disclosure of trade secret information or other confidential business information.
(f)    Executive’s right to discuss or disclose conduct, or the existence of a settlement involving conduct, that Executive reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Executive remains subject to Executive’s obligation to keep confidential the amount paid in settlement of any claim.
(g)    Executive’s right and ability to take any action to challenge the knowing and voluntary nature of this agreement under the Older Workers Benefit Protection Act (OWBPA).
For example, this Renewal Release does not prevent Executive from filing or pursuing a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this agreement under the OWBPA. Further, nothing in this Renewal Release shall cause Executive to be liable for damages, attorneys’ fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this Renewal Release is found to be knowing and voluntary under the OWBPA, Executive’s release and waiver of claims under the ADEA, as provided in this Renewal Release, shall be fully effective.
(h)     Executive’s rights of defense and/or indemnification for actions as a director, employee or officer of the Company that Executive may have at law or under the governing documents of the Company, or under any written indemnity agreement with regard to the foregoing, (i) any directors’ and officers’ insurance coverage under which Executive may be covered or (ii) Executive’s rights under the Agreement.
3.     ADEA Waiver and Revocation Period
(a)    Consideration Period. Executive has twenty-one (21) days from the Separation Date to consider this Renewal Release before signing it. Executive may use as much or as little of this period as Executive chooses before signing.
(b)    Revocation Period. Executive has the right to revoke her signature on this Renewal Release within seven (7) days of execution. To revoke, Executive must send a written letter or email of revocation pursuant to the notice provisions set forth in Section 16 of the Agreement (Notices), which must be delivered by hand delivery or email within the required seven (7)-day period. If Executive revokes, this Renewal Release will not become effective or enforceable, and Executive will not receive the Severance Benefits described in Section 3 of the Agreement (Severance Benefits).
(c)    Age Discrimination in Employment Act Notice. Executive expressly acknowledges and agrees that, by entering into this Renewal Release, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date on which Executive signs this Renewal Release. Executive further expressly acknowledges and agrees that:

i.    By receiving the consideration identified herein and in the Agreement, Executive will receive compensation beyond that which Executive was already entitled to receive before entering into this Renewal Release;
ii.    Executive was advised by the Company, and is hereby advised, to consult with an attorney of Executive’s choosing before signing this Renewal Release;
iii.    Executive has carefully read and understands all of the provisions of this Renewal Release as written;
iv.    Executive knowingly and voluntarily agrees to all of the terms set forth in this Renewal Release;
v.    Executive knowingly and voluntarily intends to be bound by this Renewal Release;
vi.    Executive was given a copy of this Renewal Release and informed that Executive has twenty-one (21) days from the Separation Date within which to consider the Renewal Release;
vii.    Executive was informed that Executive had seven (7) days following the date of execution of the Renewal Release in which to revoke the Renewal Release;
viii.    Executive understands that Executive has not waived any rights or claims that may arise under the Age Discrimination in Employment Act of 1967, as amended, (29 U.S.C. §§ 621, et seq.), after the date Executive signs this Renewal Release; and
ix.    Executive specifically agrees that modifications to this Renewal Release, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced in this Renewal Release above.
(d)    Workers’ Compensation Claims. Executive acknowledges and agrees that Executive has already filed workers’ compensation claim(s) for any and all on-the-job injuries Executive suffered while employed by the Company, and that Executive has not suffered any on-the-job injuries for which Executive has not already filed a workers’ compensation claim.
4.     Incorporation of Terms
The terms of Sections 22-29 of the Agreement are hereby incorporated as part of this Renewal Release as if fully set forth here, except that as those terms are incorporated herein the term “Renewal Release” is substituted for the term “Agreement.”
5.     Renewal Release Effective Date

This Exhibit C becomes effective and binding eight (8) days after Executive signs and returns this Exhibit C to the Company, so long as Executive has not revoked it within the required 7-day period (the “Renewal Release Effective Date”).
EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RENEWAL RELEASE, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE, AND THAT EXECUTIVE SIGNS THIS RENEWAL RELEASE WITH THE INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS THAT AROSE ON OR BEFORE THE TIME EXECUTIVE SIGNS THIS RENEWAL RELEASE TO THE FULL EXTENT PROVIDED IN THIS RENEWAL RELEASE.

ACCEPTED AND AGREED TO:
EXECUTIVE
__________________________________
Susan Daimler
Dated: _____________________________

Exhibit D
Vested and Outstanding Stock Option Awards which are eligible for Post-Termination Exercisability through their Expiration Date

Award Date	Award Type	Award Price	Vested and Outstanding Amount	Expiration Date
3/28/2016	NQ-P	$22.4100	45,584	3/28/2026
3/7/2017	NQ-P	$35.1600	20,129	3/7/2027
3/7/2018	NQ-P	$53.9500	22,620	3/27/2028